Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Stock Plan, 2014 Employee Stock Purchase Plan and 2014 Equity Incentive Plan of Q2 Holdings, Inc. of our report dated February 21, 2014 except as to Note 17, which is as of March 6, 2014, with respect to the consolidated financial statements of Q2 Holdings, Inc. included in the Registration Statement (Form S-1 333-193911) and related prospectus of Q2 Holdings, Inc. for the year ended December 31, 2013, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Austin, Texas
May 13, 2014